FORM 4

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number:               3235-0287
     continue. See Instruction 1(b).        Expires:           January 31, 2005
                                            Estimated average burden
                                            hours per response              0.5
                                            ------------------------------------



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

Scully                              Thomas                       L.
--------------------------------------------------------------------------------
(Last)                          (First)                         (MI)

300 Rices Mill Road
--------------------------------------------------------------------------------
(Street)

Wyncote                              PA                       19095
--------------------------------------------------------------------------------
(City)                             (State)                    (Zip)

--------------------------------------------------------------------------------
 2. Issuer Name and Ticker or Trading Symbol

             Stonepath Group, Inc./STG
--------------------------------------------------------------------------------
 3. I.R.S. Identification Number
    of Reporting Person, if an entity (voluntary)
--------------------------------------------------------------------------------
 4. Statement for Month/Day/Year       |  5. If Amendment, Date of
                                       |     Original (Month/Day/Year)
           September 5, 2002           |
                                       |             XXXXXXXXX
--------------------------------------------------------------------------------
 6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

        [ ]  Director                    [ ]  10% Owner

        [X]  Officer                     [ ]  Other (specify below)
                (give title below)
         One of the above must be filled out
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

            X    Form filed by One Reporting Person
        --------
        ________ Form filed by More than One Reporting Person
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TABLE I -- Non-Derivative Securities Acquired, Disposed of,
           or Beneficially Owned
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             |  2. Trans-   | 2A.        | 3. Transaction Code     | 4. Securities Acquired (A) or
   (Instr. 3)                    |     action   | Deemed     |    (Instr. 8)           |    Disposed of (D)
                                 |     Date     | Execution  |                         |    (Instr. 3, 4 and 5)
                                 |     (Month/  | Date, if   |                         |
                                 |      Day/    | any        |                         |
                                 |      Year)   | (Month/    |                         |
                                 |              |  Day/      |                         |
                                 |              |  Year)     |                         |
                                 |              |            |                         |
                                 |              |            |                         |
                                 |              |            |                         |
------------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |    Code   |     V       |     Amount     |  (A)or  |    Price
                                 |              |            |           |             |                |   (D)   |
-----------------------------------------------------------------------------------------------------------------------------------
   XXXXXXXXXXX                   |  XXXXXXX     |  XXXXX     |     X     |     X       |    XXXXXXXXX   |    X    |    XXXXXX
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned     |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    Following Reported     |    Indirect (I)         |
                                 |    Transactions(s)        |    (Instr. 4)           |
                                 |    (Instr. 3 and 4)       |                         |
-----------------------------------------------------------------------------------------------------------------------------------
XXXXXXXXXXXXXXXX                 |     XXXXXXXXXX            |     XXXXXXXXXX          |     XXXXXXXXXX
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
===================================================================================================================================

-------------------------------------------------------------------------------
TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative   | 2. Conversion or    | 3. Transaction Date | 3A. Deemed     | 4. Transaction | 5. Number of Derivative
   Security (Instr. 3)   |    Exercise Price   |    (Month/Day/Year) |     Execution  |    Code (Instr.|    Securities Acquired
                         |    of Derivative    |                     |     Date, if   |    8)          |    (A) or Disposed of
                         |    Security         |                     |     any        |                |    (D) (Instr. 3, 4 and 5)
                         |                     |                     |     (Month/    |                |
                         |                     |                     |      Day/Year) |                |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                | Code   |   V   |     (A)     |    (D)
-----------------------------------------------------------------------------------------------------------------------------------
 Options granted under   |  $1.30              | 9/5/02              |       X        |    A   |   X   |    25,000   |     X
 the Stonepath Group, Inc.
 Amended and Restated 2000
 Stock Incentive Plan
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 and 4)       |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
 Options Granted under           | (1)           |9/5/12        |  Common Stock  | 25,000              | XXXXXXXXXX
 the Stonepath Group, Inc.
 Amended and Restated 2000
 Stock Incentive Plan
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
===================================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 9. Number of Derivative       | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially    |     Securities: Direct (D) or        |     Beneficial Ownership
                                 |    Owned Following Reported   |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    Transactions(s) (Instr. 4) |                                      |
------------------------------------------------------------------------------------------------------------------------------------
 Options Granted under           | 25,000(2)                     |       D                              | XXXXXXXXXX
The Stonepath Group, Inc.
Amended and Restated 2000
Stock Incentive Paln
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
====================================================================================================================================

Explanation of Responses":

(1) Options vest based upon continued employment with the Company, with 6,250 vesting 9/5/03, and the balance vesting annually over a 3 year period thereafter contingent upon continued employment with the Company.

(2) Does not include options to purchase 25,000 shares of the Company's Common Stock at an exercise price of $1.60 per share subject to periodic vesting over a 3 year period commencing 11/19/01.


          /s/ Thomas Scully                               11/18/02
------------------------------------                   ---------------
 **Signature of Reporting Person                            Date

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

 * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.